Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2023 Equity Incentive Plan of MoneyHero Limited of our reports dated June 5, 2023 and August 14, 2023, with respect to the consolidated financial statements of CompareAsia Group Capital Limited, and MoneyHero Limited (formerly known as Hyphen Group Limited), respectively, included in the Registration Statement on Form F-1, as amended (File No. 333-275205) and related Prospectus of MoneyHero Limited, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Hong Kong, The People’s Republic of China

December 21, 2023